NEWS RELEASE

Investor Relations 301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces Mailing of Definitive Proxy Statement

and Release Date of Third Quarter 2007 Financial Results

Boca Raton, Florida, October 24, 2007 – Nabi Biopharmaceuticals (Nasdaq: NABI) (the “Company”) announced today that on October 18, 2007, it commenced mailing its definitive proxy statement to stockholders for approval of its proposed sale of its biologics strategic business unit and certain corporate shared services assets to Biotest Pharmaceuticals Corporation, a wholly owned subsidiary of Biotest AG, pursuant to an asset purchase agreement dated as of September 11, 2007. The Company has scheduled a special meeting of stockholders for Thursday, November 8, 2007 at 10:00 a.m. EST at the Bethesda Marriott, 5151 Pooks Hill Road in Bethesda, Maryland, to consider and vote on the proposed asset sale. Stockholders of record as of the close of business on October 10, 2007 will be entitled to vote at the special meeting.

The Company’s Board of Directors has unanimously determined that the proposed asset sale is in the best interests of the Company and recommends that stockholders vote “FOR” the proposed sale.

Stockholders are encouraged to read the Company’s definitive proxy materials in their entirety as they provide, among other things, a detailed discussion of the process that led to the proposed asset sale and reasons behind the Board of Directors’ unanimous recommendation. In addition, the Company will be mailing stockholders a supplement to its definitive proxy statement containing certain historical financial information of the Company, which should be read in conjunction with the definitive proxy statement. Stockholders who have questions about the asset sale or need assistance in submitting their proxy or voting their shares should contact the Company’s proxy solicitor, Morrow & Co., Inc., toll free at 1-800-662-5200.

The Company also announced that it will report its third quarter 2007 financial results on Thursday, November 8, 2007, after the market close. The Company expects that voting results from the special meeting also will be reported on that date. The Company will host a live webcast at 4:30 p.m. EST that day to discuss these results.

The live webcast can be accessed at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=1673091

(Please copy and paste into your web browser) or via the Nabi Biopharmaceuticals website at www.nabi.com.

If you do not have Internet access, the U.S./Canada call-in number is 866-202-4683 and the international call-in number is 617-213-8846. The participant passcode is 65486127. An audio replay will be available for U.S./Canada callers at 888-286-8010 and for international callers at 617-801-6888. The replay passcode is 91953104. An archived version of the webcast will also be available on the Company’s website, www.nabi.com. Both the audio replay and the archived webcast will be available through November 15, 2007. The press release will be available on the company’s website at www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop and, in certain areas, market products that target serious medical conditions in the areas of hepatitis and transplants, gram positive bacterial infections and nicotine addiction. We are a vertically integrated company with sales of antibodies and other biologics, including Nabi-HB® [Hepatitis B Immune Globulin (Human)], a pipeline of products in various stages of development and a state-of-the-art manufacturing capability. The company operates through two strategic business units: Nabi Biologics and Nabi Pharmaceuticals. Nabi Biologics has responsibility for the company’s protein and immunological products and development pipeline, including Nabi-HB. Nabi Pharmaceuticals is responsible for the NicVAX® (Nicotine Conjugate Vaccine) and StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine) development programs. In September 2007, Nabi announced that it had entered into a definitive agreement with Biotest AG to sell the Nabi Biologics strategic business unit to Biotest Pharmaceuticals Corporation, including Nabi-HB® [Hepatitis B Immune Globulin (Human)], and other plasma business assets, including Nabi’s state-of-the-art plasma protein production plant, and nine FDA-certified plasma collection centers across the U.S. The acquisition also will include certain of Nabi’s Corporate Shared Services group assets and the company’s Boca Raton, Florida headquarters and other facilities, as well as the assumption of certain liabilities. The company is headquartered in Boca Raton, Florida. For additional information about Nabi Biopharmaceuticals, please visit our Web site:http://www.nabi.com.

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